Exhibit 99.1

Benchmark Electronics Appoints Jeff Benck as President & CEO

TEMPE, AZ, February 28, 2019 – Benchmark Electronics, Inc. (NYSE: BHE) today announced that its Board of Directors has appointed Jeff Benck, 53, as President and CEO. Benck’s official start date will be Monday, March 18, 2019, at which time he will succeed Benchmark’s current President and CEO Paul Tufano, who will remain with the company as an advisor through December 31, 2019. Upon joining the company, Benck will also join the company’s board of directors.

Benck is a seasoned leader with over 30 years of experience in the technology sector. He most recently served as President and CEO of Lantronix, a global provider of secure data access and management solutions for industrial IoT, where he drove significant growth through a focus on operational execution and product innovation. Under his leadership, the company’s profitability more than doubled and market capitalization more than tripled, delivering significant shareholder value.

“Jeff is an outstanding leader with a proven track record of success in the technology industry,” said David Scheible, Chairman of the Board of Directors. “Over the last several months, the Board conducted a thorough and thoughtful search process, and the Board is confident that he is the right person to lead Benchmark towards the full achievement of our strategy. Jeff brings proven leadership and operational skills to the team with a distinct understanding of the opportunities ahead, and his expertise in IoT is particularly relevant as we transition to a 5G world. We are excited to begin working with him as we continue to transform the business to create long-term value for all stakeholders.”

Scheible added, “I would like to once again thank Paul for his contributions to Benchmark. He has been an invaluable part of the company during his tenure as a Board Member and later stepping into the CEO role. Paul’s vision and drive have strengthened the foundations of Benchmark, and he leaves the company more resilient and well-positioned to achieve our strategy and long-term business goals.”

“The last two years have been an incredibly rewarding time in my career and I’m grateful for the support of our board, management and all of our employees as we worked together to reposition the company for growth,” said Tufano. “Benchmark is in capable hands and on a clear path, and I’m looking forward to working with Jeff and the leadership team on a seamless transition.”

“I am honored to have the opportunity to lead Benchmark and to begin working with its outstanding leadership team and talented organization of professionals,” said Benck. “There are tremendous opportunities ahead given the company’s engineering, technology and manufacturing platforms, and I’m looking forward to leading its next stage of growth. Together with the team, I am confident that we can continue to set the standards for excellence and drive innovation in the industry for our customers, employees and shareholders.”

Jeff Benck Biography

Jeff Benck most recently served as Lantronix’s President, Chief Executive Officer and Director since December 2015. As a result of his tremendous achievements while at Lantronix, Benck was recently named “IoT CEO of the Year” by IoT Breakthrough, an independent organization that recognizes the top companies, technologies and products in the global Internet-of-Things (IoT) market today. He also recently spent two years as an Independent Board Director for Netlist Corporation, a leading provider of high-performance modular memory subsystems.

Prior to joining Lantronix, Mr. Benck served as President and Chief Executive Officer of Emulex Corporation, a global supplier of advanced networking, monitoring and management solutions from July 2013 until Emulex was acquired by Avago Technologies in May 2015. He joined Emulex in May 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Prior to joining Emulex, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Earlier, he spent 18 years at IBM Corporation where he held a variety of executive leadership roles, including serving as Vice President of xSeries, BladeCenter and Retail Store Solutions development.

Mr. Benck holds a Master of Science degree in management of technology from University of Miami and a Bachelor of Science degree in mechanical engineering from Rochester Institute of Technology. He is also a distinguished inventor in the computer systems field and holds 6 U.S. patents.

About Benchmark Electronics, Inc.

Benchmark is a worldwide provider of innovative product design, engineering services, technology solutions and advanced manufacturing services. From initial product concept to volume production, including direct order fulfillment and aftermarket services, Benchmark has been providing integrated services and solutions to original equipment manufacturers since 1979. Today, Benchmark proudly serves the following industries: aerospace and defense, medical technologies, complex industrials, test and instrumentation, next-generation telecommunications and high-end computing. Benchmark's global operations network includes facilities in eight countries and common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations 623-300-7052 or lisa.weeks@bench.com